Exhibit 10.18

Description of Fiscal 2014 Annual Incentive Plan
On May 14, 2013, following the recommendation of the Compensation Committee (the "Compensation Committee") of the Board of Directors (the "Board") of Black Box Corporation (the "Company"), the Board approved an annual incentive bonus plan (the "FY14 Annual Incentive Plan") under the Black Box Corporation 2008 Long-Term Incentive Plan (the "2008 Plan") for the fiscal year ending March 31, 2014 ("Fiscal 2014"). The performance goals for the FY14 Annual Incentive Plan were, as defined below, "operating earnings per share," "adjusted operating margin percent," "adjusted EBITDA" and "DSOs." "Operating earnings per share" meant "operating net income" divided by weighted average common shares outstanding (diluted) with "operating net income" meaning net income plus "Reconciling Items" (as defined below); "adjusted operating margin percent" meant operating income plus Reconciling Items divided by total revenues; "adjusted EBITDA" means EBITDA (defined as net income plus provision for income taxes, interest, depreciation and amortization) plus Reconciling Items; and "DSOs" is an internal management calculation based on the balances in net accounts receivable, costs in excess of billings and billings in excess of costs at the end of the measurement period. "Reconciling Items" meant: (i) amortization of intangible assets on acquisitions; (ii) asset write-up expense on acquisitions; (iii) expenses, settlements, judgments and fines associated with material litigation ($500,000 or greater per matter); (iv) changes in fair value of any interest-rate swaps; (v) the impact of any goodwill impairment; (vi) the effect of changes in tax laws or accounting principles affecting reported results; and (vii) restructuring expense in excess of $3 million in any fiscal year.
The performance goals for the FY14 Annual Incentive Plan were equally weighted. Under the FY14 Annual Incentive Plan, the achievement of the performance goals at 85% of target (90% of target for the DSOs performance goal) would have resulted in a payout of 50% of targeted annual bonus, the achievement of the performance goals at 100% of target would have resulted in a payout of 100% of targeted annual bonus and the achievement of the performance goals at 115% of target (110% of target for the DSOs performance goal) would have resulted in a payout of 150% of targeted annual bonus. The achievement of the performance goals at target levels between the levels of target performance stated above would have resulted in payouts of targeted annual bonus amounts calculated on a straight-line basis. The Compensation Committee retained negative discretion to decrease the amount of any award earned under the FY14 Annual Incentive Plan.
Subject to Board review and approval, the Compensation Committee made targeted annual bonus awards under the FY14 Annual Incentive Plan to the Company's executive officers as follows: Michael McAndrew, President and CEO - 100% of base salary or $550,000; Kenneth P. Davis, Executive Vice President - 100% of base salary or $400,000; Timothy C. Huffmyer, Vice President, Chief Financial Officer and Treasurer - 70% of base salary or $210,000; and Ronald Basso, Executive Vice President - 80% of base salary or $280,000. Key, non-executive officer employees also participated in the FY14 Annual Incentive Plan generally on the same terms as the executive officers.
The Company, in the future, may adopt an annual incentive plan similar to the FY14 Annual Incentive Plan with the performance goals set forth in the FY14 Annual Incentive Plan or with other performance goals as permitted under the 2008 Plan.